EXHIBIT 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: William Burke (610) 889-5249

AMETEK ACQUIRES COINING HOLDING COMPANY

Berwyn, PA, May 9, 2011 — AMETEK, Inc. (NYSE: AME) today announced that it has acquired Coining Holding Company, a leading supplier of custom-shaped metal preforms, microstampings and bonding wire solutions for interconnect applications in microelectronics packaging and assembly, for $148 million in cash. Coining, acquired from an investor group led by Chattanooga, TN based River Associates Investments, LLC, has estimated annual sales of approximately $65 million.

With its headquarters in Montvale, NJ, Coining is a global leader in custom-shaped preforms, microstampings and wire used for joining electronic circuitry, packaging microelectronics and providing thermal protection and electric conductivity for a wide range of electronic devices. Coining’s products are used in highly engineered applications for the RF/microwave, photonics, medical, aerospace and defense, and general electronics industries.

“Coining is an outstanding addition to AMETEK’s business portfolio and an excellent fit with our engineered materials, interconnects and packaging businesses,” notes Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Coining’s unique proprietary manufacturing processes mesh well with our existing specialty metals capabilities.”

Coining joins recently acquired Avicenna Technology in AMETEK’s Engineered Materials, Interconnects and Packaging, (EMIP) Division, which manufactures highly engineered electronic interconnects and microelectronic packaging for a wide range of electronics applications. EMIP is a division within AMETEK’s Electromechanical Group—a differentiated supplier of electrical interconnects, specialty metals, technical motors, floor care motors and specialty motors with annualized sales of $1.3 billion.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $2.9 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

—MORE—

AMETEK ACQUIRES COINING HOLDING COMPANY

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

# # #